Exhibit 2.1
AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT
This AMENDMENT NO. 1, dated as of April 7, 2020 (this “Amendment No. 1”), to the Business Combination Agreement (the “Agreement”), dated as of December 22, 2019, by and among DraftKings Inc., a Delaware corporation (“DK”), SBTech (Global) Limited, a company limited by shares, incorporated in Gibraltar and continued as a company under the Isle of Man Companies Act 2006, with registration number 014119V (“SBT”), the sellers set forth on the signature pages thereto (the “SBT Sellers”), Shalom Meckenzie, in his capacity as the SBT Sellers’ Representative, Diamond Eagle Acquisition Corp., a Delaware corporation (“DEAC”), DEAC NV Merger Corp., a Nevada corporation and a wholly-owned Subsidiary of DEAC (“DEAC Newco”) and DEAC Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of DEAC (“Merger Sub”, together with DK, SBT, the SBT Sellers, DEAC, DEAC Newco and Merger Sub, the “Parties”), is made by and among the Parties (with the SBT Sellers’ Representative acting on behalf of the SBT Sellers). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
W I T N E S S E T H:
WHEREAS, the Parties entered into the Agreement on December 22, 2019;
WHEREAS, Section 14.11 of the Agreement provides that, subject to applicable Law, and except as otherwise provided in the Agreement, the Agreement may be amended, modified or supplemented by a written instrument executed and delivered by all of the Parties (except that the SBT Sellers’ Representative written agreement to such amendment, modification or supplement shall bind the SBT Sellers to such amendment), whether before or after approval of the matters presented in connection with the Transactions; provided that after any such approval, no amendment shall be made for which applicable Law or the rules of any relevant stock exchange requires further approval by a Party’s shareholders without such further approval; and
WHEREAS, the Parties desire to amend certain terms of the Agreement as set forth in this Amendment No. 1 and to make certain representations, warranties, covenants and agreements in connection with this Amendment No. 1.
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1.
Definitions.

(a)
Section 14.1 of the Agreement is hereby amended to add the following as defined terms:

“Sportsbook License Agreement” means that certain Agreement for the Provision of a Sports Betting Solution, between Sports Information Services Limited and Crown Gaming Inc., dated as of June 19, 2018, as supplemented by the Addendum thereto, dated as of August 22, 2019.
“Supplemental Cash Escrow Amount” means an amount in cash equal to US$ 10,000,000.
“Supplemental Escrow Account” means the interest-bearing deposit account in the name of the Escrow Agent to be opened in accordance with the Escrow Agreement.
“Supplemental Indemnity Matter” means that certain cyber security incident involving SBT discovered by SBT on March 27, 2020.
“Supplemental Lockup Shares” means the shares of New DK Class A Common Stock constituting an aggregate value of US$ 20,000,000 at the Closing.
(b)
The definitions of the following terms set forth in Section 14.1 of the Agreement are amended and restated in their entirety as follows:

“Cash Price Per SBT Share” means (A) for each SBT Share: (a) (i) the aggregate amount of the SBT Cash Consideration items set out in Section 3.1(a)(i) through 3.1(a)(iii) (inclusive) divided by (ii) a number equal to (x) thirty percent (30%) of all SBT Sellers’ SBT Shares plus (y) the number of SBT Shares exercisable under all Cashed-Out SBT Options; plus (b) (i) the amount of the SBT Cash Consideration items set out in Section 3.1(a)(iv) and (v) divided by a number equal to thirty percent (30%) of all SBT Sellers’ SBT Shares; and (B) for each Cashed-Out SBT Option: (a) the aggregate amount of the SBT Cash Consideration items set out in Section 3.1(a)(i) through (iii) (inclusive) divided by (b) a number equal to (x) thirty percent (30%) of all SBT Sellers’ SBT Shares plus (y) the number of SBT Shares exercisable under all Cashed-Out SBT Options.
“Notified Claim” means a Relevant Claim that is notified during the applicable survival period to make such claim pursuant to Section 10.1 or Section 10.9 of this Agreement, by New DK to the SBT Sellers’ Representative in accordance with this Agreement.
“Option Tax Ruling” means a ruling from the ITA confirming that: (i) New DK and any Person acting on its behalf shall be exempt from Israeli withholding tax in respect of any payment or other consideration delivered pursuant to this Agreement in relation to any SBT Options held by Israeli Optionees, including in respect of the SBT Cash Consideration and the DK Options; (ii) that the assumption of the Rolled-Over SBT Options and their conversion into New DK Options (Exchanged SBT Options) will not trigger an Israeli taxable event and that the tax route which will apply to the DK Options held by Israeli Optionees shall be the capital gain route under Section 102 of the ITO; and (iii) that any payment of a portion of the Escrow Amount, the Supplemental Cash Escrow Amount or the Adjustment and Expense Fund to Israeli Optionees shall be taxed only upon the actual payment by the Escrow Agent or Paying Agent, as applicable, to the 102 Trustee or the applicable SBT Optionee (which ruling may be subject to customary conditions regularly associated with such a ruling and which may include additional issues that are raised by the ITA in light of the factual background of the ruling request).
“Relevant Claim” means any claim by New DK pursuant to Section 10.2 or Section 10.9 of this Agreement.
“SBT Closing Cash Price Per SBT Share” means (A) for each SBT Share: (a) (i) the aggregate amount of the Initial SBT Cash Consideration items set out in Section 3.2(a)(i) (A) through (F) (inclusive) divided by (ii) a number equal to (x) thirty percent (30%) of all SBT Sellers’ SBT Shares plus (y) the number of SBT Shares exercisable under all Cashed-Out SBT Options; plus (b) (i) the amount of the Initial SBT Cash Consideration items set out in Section 3.2(a)(i) (G) divided by a number equal to thirty percent (30%) of all SBT Sellers’ SBT Shares; and (B) for each Cashed-Out SBT Option: (a) the aggregate amount of the Initial SBT Cash Consideration items set out in Section 3.2(a)(i) (A) through (F) (inclusive) divided by (b) a number equal to (x) thirty percent (30%) of all SBT Sellers’ SBT Shares plus (y) the number of SBT Shares exercisable under all Cashed-Out SBT Options.
2.
Initial SBT Cash Consideration. The first two paragraphs of Section 3.2(a)(i) of the Agreement are hereby amended and restated in its entirety as follows:

(i)
SBT Cash Consideration. On the Closing Date, New DK shall deposit or cause to be deposited with the Paying Agent (for payment by the Paying Agent to the SBT Sellers and holders of Cashed-Out SBT Options) as the cash portion of the consideration for the purchase of the SBT Shares of each SBT Seller and all of the Cashed-Out SBT Options the following amount in Euros:

A.
the SBT Cash Amount; plus

B.
the Estimated SBT Net Debt Amount (it being understood that if the Estimated SBT Net Debt Amount is a negative amount (i.e., the Cash Balances of SBT and its Subsidiaries estimated pursuant to Section 3.2(b) are less than the Indebtedness of SBT estimated pursuant to Section 3.2(b), the absolute value of the Estimated SBT Net Debt

Amount will be deducted from the SBT Cash Amount, and if the Estimated SBT Net Debt Amount is a positive amount (i.e., Indebtedness of SBT estimated pursuant to Section 3.2(b) is less than the Cash Balances of SBT and its Subsidiaries estimated pursuant to Section 3.2(b)) the Estimated SBT Net Debt Amount will be added to the SBT Cash Amount); plus or minus
C.
the Estimated SBT Working Capital Adjustment; minus

D.
the Escrow Amount; minus

E.
the Supplemental Cash Escrow Amount; minus

F.
the Adjustment and Expense Fund; plus

G.
the Aggregate Strike Price Amount.

(the aggregate amount being “Initial SBT Cash Consideration”).
In addition, at the Closing, New DK shall pay (i) to the Escrow Agent the Escrow Amount and the Supplemental Cash Escrow Amount (each payable in US$ based on the Euro-US$ average exchange rate for the consecutive seven (7) Business Day period ending on the fifth (5th) Business Day prior to the Closing (as such exchange rate shall be published by Bloomberg Terminal on NASDAQ at market close at the end of each of such seven (7) Business Days)) to be held by it in accordance with the terms of the Section 3.6 and the Escrow Agreement, and (ii) to the Paying Agent (in its capacity as the Adjustment and Expense Fund agent) the Adjustment and Expense Fund in Euros, to be held by it in accordance with the terms of Section 3.4 and the Paying Agent Agreement.
3.
Closing Deliverables. Section 3.2(d)(viii) of the Agreement is hereby amended and restated in its entirety as follows:

(viii)
payment to the Escrow Agent of the Escrow Amount and the Supplemental Cash Escrow Amount in accordance with Section 3.6(a).

4.
Escrow and Lockup Shares. Section 3.6 of the Agreement is hereby amended and restated in its entirety as follows:

Section 3.6 Escrow and Lockup Shares.
(a)
At the Closing, New DK the SBT Sellers’ Representative (acting on behalf of the SBT Sellers and the holders of Cashed-Out SBT Options) and the Escrow Agent shall enter into an escrow agreement (the “Escrow Agreement”) in form and substance reasonably acceptable to DK, DEAC and the SBT Sellers’ Representative. At the Closing, New DK shall transfer the Escrow Amount and the Supplemental Cash Escrow Amount to the Escrow Agent, with each such amount to be held separately in the Escrow Account and the Supplemental Escrow Account, respectively, pursuant to the terms of the Escrow Agreement and this Section 3.6. No such amount shall be released from the Escrow Account or the Supplemental Escrow Account, as applicable, other than in accordance with the Escrow Agreement and this Section 3.6. New DK and the SBT Sellers, respectively, shall each pay one half of the Escrow Agent’s costs in respect of any work done pursuant to the Escrow Agreement and this Section 3.6.

(b)
Following the Closing, the Escrow Amount, together with any interest accrued thereon (the “Escrow Fund”) and the Supplemental Cash Escrow Amount, together with any interest accrued thereon (the “Supplemental Escrow Fund”) shall be held in the Escrow Account and the Supplemental Escrow Account, respectively, in accordance with the terms of this Section 3.6 and the Escrow Agreement. Any interest that accrues on the credit balance of the Escrow Account or the Supplemental Escrow Account from time to time shall be credited to the Escrow Account or the Supplemental Escrow Account, as applicable. Each of the SBT

Sellers and the holders of Cashed-Out SBT Options shall be the beneficial owners of their respective Cash Transaction Percentages of the Escrow Fund and the Supplemental Escrow Fund and any interest on any amount in the Escrow Account and the Supplemental Escrow Account.
(c)
Prior to the Closing, the Parties shall cooperate and work together in good faith to calculate, and shall within two (2) Business Days prior to the Closing determine and agree, (1) the number of shares of New DK Class A Common Stock that would constitute an aggregate value of US$ 45,000,000 at the Closing (taking into account the DEAC Liquidation Value) (such shares collectively, and as may be reduced pursuant to Section 3.6(g), the “Lockup Shares”, and the aggregate number of Lockup Shares as of the Closing Date, the “Closing Date Lockup Shares”) and (2) the number of shares constituting the Supplemental Lockup Shares (taking into account the DEAC Liquidation Value), which shares, in either case of (1) or (2), shall be allocated from the SBT Sellers and the SBT Optionees, pro rata in accordance with their respective expected ownership of shares of  (i) New DK Class A Common Stock (received as SBT Share Consideration) as of immediately following the Closing and (ii) shares of New DK Class A Common Stock underlying their New DK Options granted to them at the Closing in respect of their Rolled-Over SBT Options, using the treasury stock method (“Pro-Rata Holdings”). Beginning on the Closing Date and ending (A) with respect to the Lockup Shares, on the date that is five (5) years following the Closing Date (the “Lockup End Date” or “Final Release Date”) and (B) with respect to the Supplemental Lockup Shares, on the date that is two (2) years following the Closing Date (the “Supplemental Indemnity Release Date”), each SBT Security Holder shall not without the prior written consent of New DK, directly or indirectly, (x) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of  (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in the disposition by any person at any time in the future), any Lockup Shares or Supplemental Lockup Shares acquired pursuant to the Agreement or (y) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Lockup Shares or Supplemental Lockup Shares, whether or not any such swap or transaction described in clause (x) or (y) above is to be settled by delivery of any Lockup Shares or Supplemental Lockup Shares, but except in each case of (x) or (y), in the event of a transfer or sale as a result of a merger or sale of all or substantially all of the shares of New DK or similar transactions or arrangements effected by operation of law or pursuant to the Organizational Documents of New DK or by an agreement or arrangement approved by the Board of New DK or its Stockholders (a “Permitted Transfer”), in which case and notwithstanding any other provision in this Agreement to the contrary, all Lockup Shares and Supplemental Lockup Shares at that time shall cease to be restricted pursuant to the provisions of this Section 3.6(c), immediately prior to the closing of any such transaction. Notwithstanding the foregoing, a SBT Security Holder (a “Transferor”) may transfer his or its Lockup Shares or Supplemental Lockup Shares or any rights in respect of them to: a person or entity who (i) as of the date of this Agreement, wholly owns such Transferor, (ii) is wholly owned by such Transferor, (iii) is wholly owned by the same person or entity who wholly owns such Transferor as of the date of this Agreement, in each case of (i)-(iii), whether directly or indirectly, or (iv) is an immediate family member of such Transferor or to a trust the sole beneficiaries of which are such Transferor and/or his immediate family members, provided that in each case of the preceding clauses (i), (ii), (iii) or (iv), the transferee undertakes in writing to the benefit of New DK to be bound by the lockup provisions of this Section 3.6 (in so far as they relate to the Lockup Shares and Supplemental Lockup Shares transferred to such transferee) as if such transferee was the Transferor. Lockup Shares and Supplemental Lockup Shares shall be transferable by operation of law (including as a result of the death or bankruptcy of an SBT Security Holder). For the avoidance of doubt, (i) any transferees or assignees (including heirs or other transferees by operation of law) of Lockup Shares or Supplemental Lockup Shares transferred as permitted by the immediately preceding two sentences (other than transferees pursuant to a Permitted Transfer) shall be subject to the lockup provisions of this Section 3.6(c); and (ii) the SBT Security Holders and their transferees and assigns shall continue to enjoy the economic benefits of any Lockup Shares and Supplemental Lockup Shares held during the period in which the above lockup provisions apply, including the right to receive any dividends distributed on such Lockup Shares and Supplemental Lockup Shares. The Parties agree that, if requested by the SBT Sellers’ Representative prior to the Closing, including if such request is in light of adverse tax consequences potentially applying as a result of the above lock-up arrangement to any SBT Optionee or a group of them, then such SBT Optionee(s) shall be excluded from the provisions of this Section 3.6(c) and the number of Lockup Shares and Supplemental Lockup Shares of each of the other SBT Security Holders shall be increased on a pro-rata basis among them (based on their holdings in the SBT Consideration Shares or shares of New DK Class A Common Stock underlying the New DK Options at Closing, as applicable), such that the aggregate number of Lockup Shares and Supplemental Lockup Shares intended to be locked up pursuant to the terms of this Section 3.6(c) at the Closing shall remain the same.
(d)
Subject to the limitations on liability set forth in this Agreement (including in Article X), if there is determined to be any Losses indemnifiable pursuant to Section 10.2 (including any breach of a SBT Representation and any Seller Taxes), (i) the amount of the then-remaining funds in the Escrow Fund may be claimed against by New DK as the first recourse with respect to any and all such Losses; (ii) second, if the amount of the then-remaining funds in the Escrow Fund is insufficient to satisfy in full any amounts owing to New DK in respect of any such Losses, then New DK shall have recourse for such Losses against the then outstanding Lockup Shares (based on the Market Value of the Lockup Shares at the relevant time), pro rata from each SBT Security Holder in respect of and based on the number of Lockup Shares held by each such SBT Security Holder, and (iii) third, only in the event of (x) a breach of any SBT Fundamental Representations or the SBT Sellers Fundamental Representations or (y) any Seller Taxes, where and after the Escrow Fund and the Lockup Shares have been exhausted, the SBT Security Holders, severally (each based on his Pro Rata Holdings), in case of a breach of a SBT Fundamental Representation or any Seller Taxes, or the applicable SBT Seller with respect to the breach of his or its specific SBT Sellers Fundamental Representation, as applicable, shall be liable for Losses in respect of such claim for breach of such Fundamental Representations and the SBT Sellers Fundamental Representations for the amount of Losses in excess of the amount of the Escrow Fund and the value of the Lockup Shares (but the SBT Security Holders’ aggregate liability for such breach, together with their liability for all other matters pursuant to this Agreement, shall in no event, exceed the SBT Consideration actually received by them).

(e)
If a Notified Claim (other than any such claim made pursuant to Section 10.9) arises and is Resolved on or before the Final Release Date, the SBT Sellers’ Representative and New DK shall, as soon as is practicable (and in any even within five (5) Business Days of the Notified Claim being Resolved), save to the extent that a payment of the amount due in respect of that Notified Claim has been made from other funds, (i) instruct the Escrow Agent to release to New DK from the Escrow Account the amount due in respect of that Resolved Notified Claim, if any, or if the amount available in the Escrow Account is lower than the amount Resolved as owed to New DK, the amount of the Escrow Fund standing to the credit of the Escrow Account; and (ii) to the extent there are no remaining funds in the Escrow Account to fully pay the amount Resolved as owed to New DK, New DK shall have recourse for such unpaid portion of the Resolved amount to the then outstanding Lockup Shares (based on the Market Value of the Lockup Shares at the relevant time), pro rata from each applicable SBT Security Holder in respect of and based on the number of Lockup Shares then held by each such SBT Security Holder.

(f)
The SBT Sellers’ Representative and New DK shall instruct the Escrow Agent in writing to release to the Paying Agent (for the benefit of the SBT Sellers and the holders of Cashed-Out SBT Options, each based on his, her or its applicable Cash Transaction Percentage): (i) on the date that is two (2) years following the Closing Date (the “Initial Release Date”), the lower of (a) any Escrow Funds then-remaining in excess of  $20,000,000 (the “Initial Released Amount”) and (b) the then Unclaimed Amount (which shall, for the avoidance of doubt, take into account any Supplemental Claimed Amounts in respect of Outstanding Claims or Notified Claims made pursuant to Section 10.9, to the extent such Supplemental Claimed Amounts are not covered by the then-available Supplemental Escrow Fund and Supplemental Lockup Shares) ; (ii) on the date that is three (3) years following the Closing Date (the “Second Release Date”), the lower of  (a) any Escrow Funds then-remaining in excess of $15,000,000 (the “Second Released Amount”) and (b) the then Unclaimed Amount; (iii) on the date that is four (4) years following the Closing Date (the “Third Release Date”, and each of the Initial Release Date, the Second Release Date, the Third Release Date and the Final Release Date, a “Release Date”), the lower of  (a) any Escrow Funds then-remaining in excess of  $7,500,000 (the “Third Released Amount”) and (b) the then Unclaimed Amount; and (iv) on the Final Release Date, the lower of  (a) any Escrow Funds then-remaining in the Escrow Account (the “Final Released Amount”, and each of the Initial Released Amount, the Second Released Amount, the Third Released Amount and the Final Released Amount, a “Released Amount”) and (b) the then Unclaimed Amount. For the avoidance of doubt, to the extent that the Unclaimed Amount is lower than the applicable Released Amount, then only the Unclaimed Amount, if any is available, shall be released on the applicable Release Date pursuant to this Section 3.6(f), but in such event, once any further Unclaimed Amount becomes available at any time and from time to time after the applicable Release Date, then, the SBT Sellers’ Representative and New DK shall as soon as is practicable (and in any event within five (5) Business Days of any Unclaimed Amount becoming available) instruct the Escrow Agent to release to the Paying Agent (for the benefit of the SBT Sellers and the holders of Cashed-Out SBT Options) any such available Unclaimed Amount but not more, in the aggregate for all such Unclaimed Amounts being released, than an aggregate amount that equals to the then applicable Released Amount. Nothing herein shall derogate from any release provisions which will apply on and following the Final Release Date in accordance with this Section 3.6. “Unclaimed Amount” means the difference between (i) the entire funds available in the Escrow Fund at the relevant time; and (ii) the amounts of Losses in respect of any Outstanding Claims against the Escrow Fund at such time which have not been Resolved (subject to the limitations in this Agreement) and any amounts pursuant to Notified Claims that have been Resolved and are due to be paid to New DK at such time from the Escrow Funds, but have not yet been paid (including by way of forfeiture of Lockup Shares) to New DK at such time (“Claimed Amounts”).

(g)
The Lockup Shares shall be automatically released from the lockup provisions of Section 3.6(c) as follows:

(i)
upon the Initial Release Date, any Lockup Shares in excess of eighty percent (80%) of the Closing Date Lockup Shares of each SBT Security Holder shall be released from the lockup provisions of Section 3.6(c) (provided, that if there are any Claimed Amounts on the Initial Release Date for which the then-remaining Escrow Funds and the then-remaining Lockup Shares (based on their Market Value as of the Initial Release Date) are insufficient, the applicable portion of the Lockup Shares held by all SBT Security Holders and designated to be released (based on their Market Value as of the Initial Release Date) that is subject to any Claimed Amounts shall not be released from the lockup provisions of Section 3.6(c) until the underlying Outstanding Claim is Resolved or the Claimed Amounts are paid, following which the applicable portion of such Lockup Shares that is no longer subject to Claimed Amounts shall be released from the lockup provisions of Section 3.6(c));

(ii)
upon the Second Release Date, any Lockup Shares in excess of sixty percent (60%) of the Closing Date Lockup Shares of each SBT Security Holder shall be released from the lockup provisions of Section 3.6(c) (provided, that if there are any Claimed Amounts on the Second Release Date for which the then-remaining Escrow Funds and the then-remaining Lockup Shares (based on their Market Value as of the Second Release Date) are insufficient, the applicable portion of the Lockup Shares held by all SBT Security Holders and designated to be released (based on their Market Value as of the Second Release Date) that is subject to any Claimed Amounts shall not be released from the lockup provisions of Section 3.6(c) until the underlying Outstanding Claim is Resolved or the Claimed Amounts are paid, following which the applicable portion of such Lockup Shares that is no longer subject to Claimed Amounts shall be released from the lockup provisions of Section 3.6(c));
(iii)
upon the Third Release Date, any Lockup Shares in excess of thirty percent (30%) of the Closing Date Lockup Shares of each SBT Security Holder shall be released from the lockup provisions of Section 3.6(c) (provided, that if there are any Claimed Amounts on the Third Release Date for which the then-remaining Escrow Funds and the then-remaining Lockup Shares (based on their Market Value as of the Third Release Date) are insufficient, the applicable portion of the Lockup Shares held by all SBT Security Holders and designated to be released (based on their Market Value as of the Third Release Date) that is subject to any Claimed Amounts shall not be released from the lockup provisions of Section 3.6(c) until the underlying Outstanding Claim is Resolved or the Claimed Amounts are paid, following which the applicable portion of such Lockup Shares that is no longer subject to Claimed Amounts shall be released from the lockup provisions of Section 3.6(c));

(iv)
upon the Final Release Date, any and all remaining Lockup Shares of all SBT Security Holders shall be released from the lockup provisions of Section 3.6(c) (provided, that if there are any Claimed Amounts on the Final Release Date, the applicable portion of the then-remaining Lockup Shares held by all SBT Security Holders (based on their Market Value as of the Final Release Date) that is subject to any Claimed Amounts shall not be released from the lockup provisions of Section 3.6(c) until the underlying Outstanding Claim is Resolved or the Claimed Amounts are paid, upon which the applicable portion of such Lockup Shares that is no longer subject to Claimed Amounts shall be released from the lockup provisions of Section 3.6(c));

(v)
For the avoidance of doubt, any retention or release of the Lockup Shares pursuant to this Section 3.6(g) shall be affected on a pro-rata basis among the SBT Security Holders, each based on his Pro Rata Holdings in them.

(h)
If following the Final Release Date, the Escrow Fund or any part of it continues to be held in the Escrow Account or any Lockup Shares remain subject to the lockup provisions of Section 3.6(c) pending resolution of any Outstanding Claims or payment of any amounts pursuant to Resolved Notified Claims to New DK:

(i)
upon any Outstanding Claim being Resolved as being due to New DK, the SBT Sellers’ Representative and New DK shall as soon as is practicable (and in any event within five (5) Business Days of the Outstanding Claim being Resolved), save to the extent that a payment of the amount due in respect of that Notified Claim has been made from other funds, instruct the Escrow Agent in writing to release to New DK from the Escrow Account the amount Resolved as being due to New DK, if any, in respect of that Outstanding Claim, or if the amount available in the Escrow Account is lower than the amount Resolved as owed to New DK, the amount of the Escrow Fund standing to the credit of the Escrow Account;

(ii)
if the amount available in the Escrow Account is lower than the amount Resolved as owed to New DK, following the release to New DK of the amount of the Escrow Fund standing to the credit of the Escrow Account, New DK shall take such actions as it deems appropriate in its sole discretion with respect to the Lockup Shares remaining (based on the Market Value of the Lockup Shares at the relevant time), pro rata from each SBT Security Holder in respect of the number of Lockup Shares held by each such SBT Security Holder, for such aggregate number of Lockup Shares the value of which equals the unpaid portion of the Resolved amount;
(iii)
as soon as there is any Unclaimed Amount available in the Escrow Account, the SBT Sellers’ Representative and New DK shall, as soon as is practicable (and in any event within five (5) Business Days thereof) instruct the Escrow Agent in writing to release to the Paying Agent (for the benefit of the SBT Sellers and the holders of the Cashed-Out SBT Options) such Unclaimed Amount; and

(iv)
as soon as there are no Outstanding Claims against any Lockup Shares (based on their then Market Value at the relevant time), such Lockup Shares shall cease to be regarded as Lockup Shares, and the release of such Lockup Shares from the lockup provisions of Section 3.6(c), shall be effected automatically.

(i)
A Notified Claim shall be deemed to be “Resolved” for the purposes of this Section 3.6 if it has been:

A.
settled in writing between New DK and the SBT Sellers’ Representative;

B.
finally determined (as to both liability and quantum) by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the relevant party is prohibited (by passage or time or otherwise) from making an appeal; or

C.
withdrawn or deemed withdrawn by New DK, and in such event no amount shall have been deemed owed to New DK in respect of such Notified Claim.

(j)
Subject to the limitations on liability set forth in this Agreement (including in Article X), if there is determined to be any Losses indemnifiable pursuant to Section 10.9, (i) the amount of the then-remaining funds in the Supplemental Escrow Fund may be claimed against by New DK as the first recourse with respect to any and all such Losses; (ii) second, if the amount of the then-remaining funds in the Supplemental Escrow Fund is insufficient to satisfy in full any amounts owing to New DK in respect of such Losses, then New DK shall have recourse for such Losses against the then outstanding Supplemental Lockup Shares (based on the Market Value of the Supplemental Lockup Shares at the relevant time), pro rata from each SBT Security Holder in respect of and based on the number of Supplemental Lockup Shares held by each such SBT Security Holder, (iii) third, if the Supplemental Escrow Fund and Supplemental Lockup Shares are insufficient to satisfy in full any amounts owing to New DK in respect of such Losses, the then-remaining funds in the Escrow Fund may be claimed against by New DK with respect to such Losses; (iv) fourth, if the amount of the then-remaining funds in the Escrow Fund is insufficient to satisfy in full any amounts owing to New DK in respect of such Losses, then New DK shall have recourse for such Losses against the then-outstanding Lockup Shares (based on the Market Value of the Lockup Shares at the relevant time), pro rata from each SBT Security Holder in respect of and based on the number of Lockup Shares held by each such SBT Security Holder, and (v) lastly, where and after the Supplemental Escrow Fund, the Supplemental Lockup Shares, the Escrow Fund and the Lockup Shares have been exhausted, the SBT Security Holders, severally (each based on his Pro-Rata Holdings) shall be liable for the amount of such Losses in excess of the amount of the Supplemental Escrow Fund and the Escrow Fund and the value of the Supplemental Lockup Shares and the Lockup Shares (but the SBT Security Holders’ aggregate liability for Losses, together with their liability for all other matters pursuant to this Agreement, shall in no event, exceed the SBT Consideration actually received by them). For the avoidance of doubt, no claims may be made by New DK against the Supplemental Escrow Fund or the Supplemental Lockup Shares other than in respect of Notified Claims made pursuant to Section 10.9.

(k)
If a Notified Claim made pursuant to Section 10.9 arises and is Resolved on or before the Supplemental Indemnity Release Date, the SBT Sellers’ Representative and New DK shall, as soon as is practicable (and in any event within five (5) Business Days of such Notified Claim being Resolved), save to the extent that a payment of the amount due in respect of that Notified Claim has been made from other funds, (i) instruct the Escrow Agent to release to New DK from the Supplemental Escrow Account the amount due to New DK in respect of that Resolved Notified Claim, if any, or if the amount available in the Supplemental Escrow Account is lower than the amount Resolved as owed to New DK, the amount of the Supplemental Escrow Funds standing to the credit of the Supplemental Escrow Account; (ii) to the extent there are no remaining funds in the Supplemental Escrow Account to fully pay such amount Resolved as owed to New DK, New DK shall have recourse for such unpaid portion of the Resolved amount to the then outstanding Supplemental Lockup Shares (based on the Market Value of the Supplemental Lockup Shares at the relevant time) pro rata from each applicable SBT Security Holder in respect of and based on the number of Supplemental Lockup Shares then held by each such SBT Security Holder; (iii) to the extent that such Supplemental Escrow Funds and Supplemental Lockup Shares are insufficient to fully pay such amount Resolved as owed to New DK, instruct the Escrow Agent to release to New DK from the Escrow Account the remaining amount due to New DK in respect of that Resolved Notified Claim, if any, or if the amount available in the Escrow Account is lower than such amount, the amount of the Escrow Fund standing to the credit of the Escrow Account; and (iv) to the extent there are no remaining funds in the Escrow Account to fully pay such amount Resolved as owed to New DK, New DK shall have recourse for such unpaid portion of the Resolved amount due to New DK to the then outstanding Lockup Shares (based on the Market Value of the Lockup Shares at the relevant time), pro rata from each applicable SBT Security Holder in respect of and based on their Pro Rata Holdings in such Lockup Shares.
(l)
The SBT Sellers’ Representative and New DK shall instruct the Escrow Agent in writing to release to the Paying Agent (for the benefit of the SBT Sellers and the holders of Cashed-Out SBT Options, each based on his, her or its applicable Cash Transaction Percentage) on the Supplemental Indemnity Release Date the amount of the Supplemental Escrow Funds then-remaining less (i) the amounts of Losses in respect of any Outstanding Claims made pursuant to Section 10.9 against the Supplemental Escrow Fund at such time which have not been Resolved (subject to the limitations in this Agreement) and any amounts pursuant to Notified Claims made pursuant to Section 10.9 that have been Resolved and are due to be paid to New DK at such time from the Supplemental Escrow Fund, but have not yet been paid (including by way of forfeiture of Supplemental Lock Up Shares or Lockup Shares) to New DK at such time (“Supplemental Claimed Amounts”). Once any amounts remaining in the Supplemental Escrow Account at any time and from time to time after the Supplemental Indemnity Release Date are no longer subject to a Supplemental Claimed Amount, then, the SBT Sellers’ Representative and New DK shall as soon as is practicable (and in any event within five (5) Business Days of any such amount becoming available) instruct the Escrow Agent to release to the Paying Agent (for the benefit of the SBT Sellers and the holders of Cashed-Out SBT Options) such amount.

(m)
The Supplemental Lockup Shares shall be automatically released from the lockup provisions of Section 3.6(c) on the Supplemental Indemnity Release Date; provided, that if there are any Supplemental Claimed Amounts on the Supplemental Indemnity Release Date, for which the then-remaining Supplemental Escrow Funds are insufficient, the applicable portion of the Supplemental Lockup Shares held by all SBT Security Holders and designated to be released (based on their Market Value as of the Special Indemnity Release Date) in respect of such Supplemental Claimed Amounts shall not be released from the lockup provisions of Section 3.6(c) until the underlying Outstanding Claim is Resolved or Supplemental Claimed Amounts are paid, following which the applicable portion of such Supplemental Lockup Shares that is no longer subject to Supplemental Claimed Amounts shall be released from the lockup provisions of Section 3.6(c) (to each SBT Security Holder in accordance with their Pro Rata Holdings).

(n)
Any payments made from the Escrow Account or Supplemental Escrow Account to New DK or any Lockup Shares or Supplemental Lockup Shares forfeited by a SBT Security Holder in accordance with this Section 3.6 and/or the Escrow Agreement shall be treated as an adjustment to the consideration paid by New DK.
5.
SBT Sellers’ Representative Expenses. The second sentence of Section 9.12(e) of the Agreement is hereby amended and restated in its entirety as follows:

The SBT Sellers’ Representative may reimburse himself for any amount incurred by or otherwise owing to the SBT Sellers’ Representative under the terms of any Ancillary Agreement (whether for fees, expenses, indemnification claims or otherwise) from the Adjustment and Expense Fund against proper invoices or receipts; provided, that if the Expense Fund Amount is depleted, the SBT Sellers’ Representative may reimburse himself from any portion of the Escrow Amount or the Supplemental Cash Escrow Amount that has been distributed to the Paying Agent for the benefit of the SBT Sellers and the holders of the Cashed-Out SBT Options following the Closing.
6.
Indemnification by the SBT Security Holders.

(a)
The reference to Section 3.6(c) of the Agreement in the first sentence of Section 10.2(b) of the Agreement is hereby amended to refer to Section 3.6 of the Agreement.

(b)
Section 10.2(c)(iv) of the Agreement is hereby amended and restated in its entirety as follows:

to the extent that the aggregate amount of any and all Losses pursuant to this Agreement, including in connection with the SBT Fundamental Representations and the SBT Sellers Fundamental Representations and any Seller Taxes and the Supplemental Indemnity Matter, exceeds the value of the SBT Consideration at the Closing it being clarified that the liability of each SBT Security Holder with respect to all Losses under this Agreement shall in no event exceed his or its portion actually received by him or it in such value of the SBT Consideration (it being clarified for the avoidance of doubt that receipt of New DK Options pursuant to the Rolled-Over SBT Options, shall not be regarded as receipt of SBT Consideration for this purpose).
7.
Claim Procedures. The first sentence of Section 10.4(a) of the Agreement is hereby amended and restated in its entirety as follows:

In order for a New DK Indemnified Party or a SBT Indemnified Party (any of them, an “Indemnified Party”) to duly make a valid claim under Section 10.2, Section 10.3 or Section 10.9, the Indemnified Party must promptly, but (i) with respect to SBT Non-Fundamental Representations, SBT Sellers Non-Fundamental Representations, DK Non-Fundamental Representations and any claims pursuant to Section 10.9, as applicable, in no event later than the date that is two (2) years following the Closing Date and (ii) with respect to SBT Fundamental Representations, SBT Sellers Fundamental Representations and DK Fundamental Representations, in no event later than the date of expiration of the applicable statute of limitations, provide written notice to the SBT Sellers’ Representative (for claims made by New DK Indemnified Parties) or to New DK (for claims made by SBT Sellers Indemnified Parties) (the recipient of such notice, the “Indemnifying Party”), which notice shall set forth a description in reasonable detail of the occurrence(s) specified in Section 10.2, Section 10.3 or Section 10.9 which the Indemnified Party alleges to have occurred, a description of the facts and circumstances giving rise to such occurrences, the estimated amount of Losses imposed, incurred, suffered or asserted in connection therewith or arising therefrom (to the extent then ascertainable), and a description of any other remedy sought in connection therewith (subject to the limitations in this Agreement), any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”).
8.
Loss and Recoveries.

(a)
Section 10.5(e) of the Agreement is hereby amended and restated in its entirety as follows:

No Double Recovery. No Indemnified Party shall be entitled to recover more than once in respect of the same Loss (notwithstanding that such Loss may result from more than one of the occurrences specified in Section 10.2, Section 10.9 or 10.3, as the case may be).

(b)
The last sentence of Section 10.5(f) of the Agreement is hereby amended and restated in its entirety as follows:

New DK, DK and SBT and any of their Subsidiaries shall not have a claim against the SBT Sellers in case of any claims against any of them in connection with the Proxy Statement/Prospectus or the Registration Statement, other than a claim pursuant to Section 10.2 or Section 10.9.
9.
Payments.

(a)
Section 10.6(a) of the Agreement is hereby amendment and restated in its entirety as follows:

The Indemnifying Party shall pay to the Indemnified Party the amount of any Loss for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than five (5) Business Days following any Final Determination of the claims set forth in the related Claim Notice. The Parties shall instruct the Escrow Agent to release from the Escrow Account or the Supplemental Escrow Account, as applicable, any amounts payable from the Escrow Account or the Supplemental Escrow Account, as applicable, in respect of such Loss promptly following the Final Determination of the claims set forth in the related Claim Notice.
(b)
Section 10.6(b) of the Agreement is hereby amendment and restated in its entirety as follows:

Any indemnification payment pursuant to Section 10.2 or Section 10.9 shall be effected pursuant to the instructions set forth in the Escrow Agreement and Section 3.6 and in no other manner, and any indemnification payment pursuant to Section 10.3 shall be effected by wire transfer of immediately available funds to an account designated by the applicable Indemnified Party within ten (10) Business Days after the determination thereof.
(c)
Section 10.6(d) of the Agreement is hereby amendment and restated in its entirety as follows:

All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 10.2, Section 10.9 or Section 10.3 shall be treated as adjustments to the consideration paid pursuant to the Transactions for Tax purposes to the extent permitted under applicable Law.
10.
Supplemental Indemnity. The Agreement is hereby amended to add the following as a new Section 10.9 of the Agreement:

Section 10.9 Supplemental Indemnity.
(a)
Following the Closing and subject to a Claim Notice being made pursuant to this Section 10.9 by no later than the Supplemental Indemnity Release Date, each SBT Security Holder shall subject to Section 3.6, and subject to the processes, procedures, duties, limitations and obligations under Section 10.2(c)(iv), Section 10.4, Section 10.5, Section 10.6, Section 10.7 and Section 10.8, indemnify, defend, hold harmless and reimburse, not jointly but only severally in proportion to their Pro-Rata Holdings, each New DK Indemnified Party for, from and against any of the following Losses imposed on or incurred or suffered by any New DK Indemnified Party resulting from, arising out of or relating to Supplemental Indemnity Matter (provided, that if a Claim Notice with respect to the Supplemental Indemnity Matter shall be made in accordance with Section 10.4 prior to the Supplemental Indemnity Release Date, then the rights to indemnification under this Section 10.9 shall be extended, and such provision shall survive but only with respect to such Notice Claim and only until the Final Determination thereof):

(i)
Losses resulting from, arising out of or relating to Third Party Claims made against SBT or any of its Subsidiaries or New DK or any other Subsidiaries of New DK as a result of the Supplemental Indemnity Matter (including, such Losses arising out of Third Party Claims made by current SBT clients, the end users of SBT clients and

Governmental Authorities, and any fees, costs and expenses (including reasonable legal fees, costs and expenses) incurred to settle or litigate such Third Party Claims); provided, that such Losses incurred as a result of such a Third Party Claim made by a SBT client shall include only:
A.
monetary compensation or other compensation with monetary value of such SBT client (1) for damages incurred by it as a result of the Supplemental Indemnity Matter or (2) for breach of, or pursuant to the terms of  (e.g., reductions in revenue share due to service downtime), the agreement with such client as a result of the Supplemental Indemnity Matter (e.g., discounts provided to such client in connection with such damages or breach or pursuant to such terms), in either case to the extent not included in the Actual SBT Working Capital or the Actual SBT Net Debt Amount; and

B.
fees, costs and expenses (including reasonable legal fees, costs and expenses) incurred in connection with any Action taken by SBT clients in connection with the Supplemental Indemnity Matter, to the extent not already included in the Actual SBT Working Capital or the Actual SBT Net Debt Amount;

(ii)
any incremental license or other fees paid by New DK or any of its Subsidiaries in accordance with the terms of the Sportsbook License Agreement (in effect as of the date of Amendment No. 1 hereto) for the continued use of the services provided thereunder by New DK or any of its Subsidiaries beyond July 15, 2021 (or any later date approved in good faith by New DK Board as the expected migration date of DK’s Sportsbook product offering to the SBT platform) (the “Planned Migration Date”) as a result of a delayed migration to SBT’s platform beyond the Planned Migration Date as a result of the Supplemental Indemnity Matter; provided, that the SBT Security Holders shall not be liable for such fees incurred following the end or before the commencement of the twelve-month period following the Planned Migration Date; and provided, further, that the Supplemental Indemnity Matter is the primary cause for such continued use of the services provided under the Sportsbook License Agreement beyond the Planned Migration Date (as shall be evidenced, with respect to any technological aspects of such delayed migration, by a reputable independent, third-party technology consultant);

(iii)
any fees, costs and expenses resulting from, arising out of or relating to the Supplemental Indemnity Matter and incurred by SBT or any of its Subsidiaries prior to the Closing, to the extent not included in the Actual SBT Working Capital or the Actual SBT Net Debt Amount;

(iv)
all reasonable fees, costs and expenses incurred by New DK or any of its Subsidiaries and paid to third parties in investigating and/or remediating the Supplemental Indemnity Matter, whether incurred prior to or after the Closing; provided, that any such costs and expenses in excess of US$ 10,000,000 in the aggregate, shall require the prior written consent of the SBT Sellers’ Representative, such consent not to be unreasonably withheld, conditioned or delayed; and

(v)
any ransom payments made to a third party in connection with the Supplemental Indemnity Matter; provided, that, and without derogating from the foregoing indemnification obligation of this subclause (v), following the Closing, the payment of any such amounts shall require the prior written consent of the SBT Sellers’ Representative, such consent not to be unreasonably withheld, conditioned or delayed.

(b)
All claims for indemnification under this Agreement in connection with the Supplemental Indemnity Matter shall only be made pursuant to, and in accordance with the provisions of, this Section 10.9, Section 3.6 and Section 10.4 and shall not be made pursuant to any other provisions of this Agreement, including Section 10.2, except that the limitations, procedures and obligations set out in Section 10.2(c)(iv), Section 10.5, Section 10.6, Section 10.7 and Section 10.8 shall also apply to the Supplemental Indemnity Matter.

(c)
The aggregate liability of the SBT Security Holders for Losses under this Section 10.9 shall be limited to the value of the SBT Consideration at the Closing (it being clarified that the liability of each SBT Security Holder with respect to all such Losses shall in no event exceed his or its portion actually received by him or it in such value of the SBT Consideration (it being further clarified for the avoidance of doubt that receipt of New DK Options pursuant to the Rolled-Over SBT Options, shall not be regarded as receipt of SBT Consideration for this purpose and that the SBT Option Holders shall only be liable pursuant to this Section 10.9 for their pro-rata portion in the Supplemental Escrow Fund, the Supplemental Lockup Shares, the Escrow Fund and the Lockup Shares in accordance with Section 3.6, and no SBT Seller shall be liable pursuant to this Section 10.9 for more than the value of the SBT Consideration received by him), and no other limitation of liability set forth elsewhere in this Agreement (other than as set forth in Section 3.6, Section 10.2(c)(iv), Section 10.4, Section 10.5, Section 10.6, Section 10.7 and Section 10.8) shall apply to the rights to indemnification set forth in this Section 10.9.

(d)
For the avoidance of doubt, and notwithstanding anything to the contrary set forth herein, indemnification claims for Losses made pursuant to this Section 10.9 shall not be subject to any Basket Amount or Per Claim Amount being exceeded (i.e. the indemnity under this Section 10.9 is from dollar one).

(e)
Without derogating from the provisions of Section 10.5(b), the SBT Sellers’ Representative may, at its sole discretion, acquire, at any time following the Closing and at the expense of the SBT Security Holders, for the benefit of New DK and its Subsidiaries (including SBT and its Subsidiaries) and the SBT Security Holders insurance policies (or pay for enhanced or extended terms for existing insurance policies) covering New DK and/or its Subsidiaries and the SBT Security Holders for any of the liabilities related to the Supplemental Indemnity Matter, and New DK shall use its commercially reasonable efforts to cooperate and procure that it and its Subsidiaries reasonably assist the SBT Sellers’ Representative (on his account) in obtaining such policies, including providing to a prospective insurer any information reasonably requested for this purpose. The SBT Sellers’ Representative shall be afforded with the right to participate together with New DK in the conduct of any claims in respect of insurance policies covering the Special Indemnity Matter, and for the avoidance of doubt, the provisions of Section 10.5(b) shall apply in respect of any such insurance proceeds.

11.
Withholding. Section 13.6 of the Agreement is hereby amended and restated in its entirety as follows:

Notwithstanding anything to the contrary in this Agreement, but subject to Section 13.2, New DK, DK, the Paying Agent, the Escrow Agent, the 102 Trustee and any other Person acting on their behalf  (each, a “Payor”) shall be entitled to withhold from any amount of consideration payable or otherwise deliverable to any SBT Seller or any other (including any portion of the Escrow Amount, Supplemental Cash Escrow Amount and any other payment therefrom) such amounts as New DK or DK reasonably determines are required to be deducted and withheld with respect to the making of any such payment under any applicable Law, the 104H Interim Ruling or the 104H Tax Ruling, if obtained, unless New DK or DK is provided with an exemption from such withholding in respect of each such payment, or, with respect to Israeli withholding tax, a withholding certificate from the ITA which determines the withholding tax rate or tax amount, to the full satisfaction of New DK and DK (and for the avoidance of doubt, with respect to Israeli Taxes, a Valid Tax Certificate is required for exemption with respect to Israeli Tax Residents) at least five (5) Business Days prior to the date of such payment). Any amount so withheld and paid over to the appropriate Tax Authority shall be deemed to have been paid over to the applicable SBT Seller or other Persons for all purposes of this Agreement. Notwithstanding the foregoing and anything in this Agreement to the contrary, and subject to the 104H Interim Ruling and the 104H Tax Ruling, if the Paying Agent provides a Payor prior to the Closing Date an undertaking as required under Section 6.2.4.3(c) of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates) (the “Paying Agent Undertaking”) with respect to Israeli Taxes, the SBT Cash

Consideration, as may be adjusted, payable to Israeli Tax Residents shall be paid to and retained by the Paying Agent for the benefit of each such Israeli payment recipient for a period of one-hundred eighty (180) days from the Closing Date or any other payment date, as applicable (or, with respect to the Escrow Amount, the Supplemental Cash Escrow Amount and the Adjustment and Expense Fund, ninety (90) days from the date on which such amounts or any remaining balance thereof is released), or an earlier date required in writing by a payment recipient or the ITA (the “Withholding Drop Date”) (during which time unless requested otherwise by the ITA, no payments shall be made by the Paying Agent to any payment recipient and no amounts for Israeli Taxes shall be withheld from the payments deliverable pursuant to this Agreement, except as provided below and during which time each payment recipient may obtain a Valid Tax Certificate). If a payment recipient delivers, no later than five (5) Business Days prior to the applicable Withholding Drop Date a Valid Tax Certificate to the Paying Agent, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate. If any payment recipient (i) does not provide the Paying Agent with a Valid Tax Certificate by no later than five (5) Business Days before the applicable Withholding Drop Date, or (ii) submits a written request to the Paying Agent to release his portion of the SBT Cash Consideration, as may be adjusted, the Escrow Amount, the Supplemental Cash Escrow Amount or the Adjustment and Expense Fund, prior to the applicable Withholding Drop Date and fails to submit a Valid Tax Certificate no later than five (5) Business Days before such time, then the amount to be withheld from such payment recipient’s portion of the SBT Cash Consideration, as may be adjusted, the Escrow Amount, the Supplemental Cash Escrow Amount or the Adjustment and Expense Fund, shall be calculated according to the withholding rate under applicable Israeli Law, which amount shall be calculated in New Israel Shekels based on the euro-NIS exchange rate known on the date the payment is actually made to such recipient. For the avoidance of doubt, (i) no withholding on account of Israeli Taxes shall apply with respect to a SBT Security Holder who is not an Israeli Tax Resident (and with respect to an SBT Seller who is an Israeli Tax Resident, any withholding, if any, shall be only in accordance with Sections 13.2 and 13.6); and (ii) New DK shall have no right of recourse, set off, claim or otherwise against any amount paid to the Paying Agent (for the benefit of any SBT Security Holder) pursuant to this Agreement, which amount shall be released to the applicable SBT Security Holder or 102 Trustee as applicable, by the Paying Agent in accordance with the terms of this Agreement and the Paying Agent Agreement. A “Valid Tax Certificate” means a valid and applicable certificate or ruling issued by the ITA that is sufficient to reasonably enable the Paying Agent to conclude that no withholding (or reduced withholding) of Israeli Tax is required with respect to a payment recipient. An “Israeli Tax Resident” shall mean a taxpayer that did not properly execute the declaration set forth in Exhibit G at least five (5) Business Days prior to the payment date.
12.
Interpretation; Construction. Section 14.3 of the Agreement is hereby amended to add the following as the new first sentence of Section 14.3:

From and after the date of Amendment No. 1 of this Agreement, all references to “this Agreement” shall refer to this Agreement, as amended by Amendment No. 1 hereto, dated as of April 7, 2020, and each reference herein to “the date of this Amendment No. 1” shall refer to April 7, 2020 and each reference to the “date of this Agreement”, the “date hereof”, “concurrently with the execution and delivery of this Agreement” and similar references shall refer to December 22, 2019.
13.
Representations and Warranties.

(a)
DK. DK hereby represents and warrants to the other Parties that (i) DK has all requisite corporate right, power and authority and has taken all corporate action necessary in order to execute and deliver this Amendment No. 1 and perform its obligations under this Amendment No. 1, and (ii) this Amendment No. 1 has been duly executed and delivered by DK and, assuming the due execution and delivery of this Amendment No. 1 by the other Parties, constitutes a legal, valid and binding obligation of DK enforceable against it in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity).
(b)
SBT. SBT hereby represents and warrants to the other Parties that (i) SBT has all requisite corporate or other right, power and authority and has taken all corporate or other action necessary in order to execute and deliver this Amendment No. 1 and perform its obligations under this Amendment No. 1, and (ii) this Amendment No. 1 has been duly executed and delivered by SBT and, assuming the due execution and delivery of this Amendment No. 1 by the other Parties, constitutes a legal, valid and binding obligation of SBT enforceable against it in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity).

(c)
SBT Sellers. The SBT Sellers’ Representative hereby represents and warrants to the other Parties (and where such representation is made in respect of an SBT Seller, it shall be deemed as having been made by such SBT Seller in respect of himself or itself, severally from all other SBT Sellers and the SBT Sellers’ Representative, and not personally by the SBT Sellers’ Representative), that (i) the SBT Sellers’ Representative has all requisite right, power and authority and has taken all other action necessary in order to execute and deliver this Amendment No. 1 on behalf of each of the SBT Sellers and perform its obligations under this Amendment No. 1 and (ii) this Amendment No. 1 has been duly executed and delivered by the SBT Sellers’ Representative and, assuming the due execution and delivery of this Amendment No. 1 by the other Parties, constitutes a legal, valid and binding obligation of the SBT Sellers’ Representative and each of the SBT Sellers, enforceable against it and each of the SBT Sellers in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity).

(d)
DEAC, DEAC Newco and Merger Sub. Each of DEAC, DEAC Newco and Merger Sub hereby represents and warrants to the other Parties that (i) it has all requisite corporate right, power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Amendment No. 1 and (ii) this Amendment No. 1has been duly executed and delivered by it and, assuming due execution and delivery of this Amendment No. 1 by the other Parties, constitutes a legal, valid and binding agreement of DEAC, DEAC Newco or Merger Sub, as applicable, enforceable against it in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity).

14.
Confirmation of Agreement. Other than as expressly modified pursuant to this Amendment, all of the terms, covenants and other provisions of the Agreement as in effect prior to the date hereof are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

15.
Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

16.
Miscellaneous. The provisions of Article XIV of the Agreement shall apply mutatis mutandis to this Amendment No. 1, and to the Agreement as modified by this Amendment No. 1, taken together as a single agreement, reflecting the terms therein as modified by this Amendment No. 1.

IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.
DraftKings Inc.
By	/s/ Jason Robins
	Name:	Jason Robins
	Title:	Chief Executive Officer
SBTech (Global) Limited
By	/s/ Ella Pinnock
	Name:	Ella Pinnock
	Title:	Authorized Individual
SBT Sellers: Shalom Meckenzie, Randolph John Anderson and J. Gleek Properties Ltd.
By	/s/ Shalom Meckenzie
	Name:	Shalom Meckenzie, in his capacity as the SBT Sellers’ Representative
	Title:	SBT Sellers’ Representative
Diamond Eagle Acquisition Corp.
By	/s/ Jeff Sagansky
	Name:	Jeff Sagansky
	Title:	Chief Executive Officer
DEAC NV Merger Corp.
By	/s/ Eli Baker
	Name:	Eli Baker
	Title:	Secretary
DEAC Merger Sub Inc.
By	/s/ Eli Baker
	Name:	Eli Baker
	Title:	Secretary
[Signature Page to Amendment No. 1 to Business Combination Agreement]